UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2020

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12121 Wickchester Lane, Suite 500, Houston, TX	77079
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (346) 980-1700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.1 per share	SMHI	New York Stock Exchange (“NYSE”)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement

Windcat Sale

On December 18, 2020, Seabulk Overseas Transport, Inc. (the “Seller”), a wholly-owned subsidiary of SEACOR Marine Holdings Inc. (the “Company”), entered into a Sale and Purchase Agreement (the “SPA”) to sell the Company’s Windcat Workboats crew transfer vessel (“CTV”) business through the sale of 100% of the equity of Windcat Workboats Holdings Limited, a wholly-owned subsidiary of the Seller (“Windcat” and together with its subsidiaries, the “Windcat Group”), to CMB N.V. (the “Buyer”), upon the terms set forth in the SPA (the “Sale”). As consideration for the Sale, at the closing of the transaction, the Buyer will pay the Seller an aggregate purchase price of £32.8 million (the “Purchase Price”) and assume all of the approximately £20.4 million of debt outstanding under Windcat’s existing revolving credit facility (equivalent to approximately US$44.6 million and US$27.8 million, respectively, based on the USD to GBP closing exchange rate on December 17, 2020). The lenders under Windcat’s revolving credit facility have consented to the Sale and related change of control, and the credit facility will remain the sole obligation of the Windcat Group after closing with no recourse to the Company and its then existing subsidiaries. At closing, the Windcat Group will own a total of 41 CTVs and hold interests in an additional 5 CTVs through its joint ventures, all of which will be included in the Sale.

The parties to the SPA have each given customary warranties and covenants. In particular, the Seller and the Company (the “Seller Parties”) provided certain fundamental warranties (relating to title, capacity and solvency), general business warranties and tax warranties. The Seller Parties’ aggregate liability will be limited to £32.8 million (in aggregate) with respect to all claims in connection with the transaction documents (including for fundamental warranties) as defined in the SPA with a sub-cap of £16.4 million (in aggregate) with respect to all general warranty claims and tax claims, subject in each case to certain minimum claim thresholds.

There are no material conditions to closing other than the payment of the Purchase Price. The closing is expected to occur on or prior to January 12, 2020.

The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SPA, a copy of which is filed as Exhibit 10.1 hereto and the terms of which are incorporated herein by reference.

Credit Facility

On December 18, 2020, the Company, as parent guarantor, SEACOR Marine Foreign Holdings Inc., a wholly-owned subsidiary of the Company, and DNB Bank ASA, New York Branch, as facility agent on behalf of the lenders under that certain credit agreement and related parent guaranty, dated September 26, 2018 (as amended), entered into a letter agreement (the “Letter Agreement”) pursuant to which an estimated $31,200,000 tax refund receivable from the United States Internal Revenue Service under the Coronavirus Aid, Relief, and Economic Security Act will be treated as cash or cash equivalents, for the period up to and including January 31, 2021, for purposes of calculating the Company’s cash or cash equivalent balances required under the parent guaranty of the Company.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.2 hereto and the terms of which are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On December 18, 2020, the Company issued a joint press release with the Buyer announcing the Sale. The press release is attached as Exhibit 99.1 hereto and is incorporated in this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Agreement for the Sale and Purchase of the Share Capital of Windcat Workboats Holdings Limited, dated December 18, 2020, by and among Seabulk Overseas Transport, Inc., CMB N.V. and SEACOR Marine Holdings Inc.

10.2	Letter Agreement, dated December 18, 2020, by and among SEACOR Marine Foreign Holdings Inc., SEACOR Marine Holdings Inc. and DNB Bank ASA, New York Branch, as facility agent and on behalf the majority lenders.

99.1	Press Release of SEACOR Marine Holdings Inc. dated December 18, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Marine Holdings Inc.

December 18, 2020	By:	/s/ John Gellert
	Name:	John Gellert
	Title:	President and Chief Executive Officer

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